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                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2006, by and between Pioneer Investment Management, Inc., member of the UniCredito Italiano banking group, register of banking groups, a Delaware corporation ("Pioneer")(the "Adviser"), and Met Investors Advisory, LLC, a Delaware limited liability company (the "Manager"), with respect to the Pioneer Strategic Income Portfolio, is entered into effective the 1st day of November, 2007.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement is amended in whole to read as follows:

                                    Percentage of average daily net assets
                                    --------------------------------------
Pioneer Strategic Income Portfolio  0.25% of first $500 million of such assets, plus 0.20% of such assets over $500 million up to $1.0 billion, plus 0.18% of such assets over $1.0 billion.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of November, 2007.

                             MET INVESTORS ADVISORY, LLC


                             By: /s/ Richard C. Pearson
                                 -----------------------------------------------
                                 Authorized Officer


                             PIONEER INVESTMENT MANAGEMENT, INC.


                             By: /s/ Mark D Goodwin
                                 -----------------------------------------------
                                 Authorized Officer